Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Board of Directors

Dividend Capital Trust Inc.

We consent to the incorporation by reference in the Registration Statement No. 333-116929 on Form S-3 and to the use of our report dated June 30, 2006 in the Form 8-K/A of Dividend Capital Trust Inc., relating to the statement of revenues and certain expenses of the Cal TIA Portfolio for the year ended December 31, 2005 also appearing in the Registration Statements No. 333-122260 on Form S-11/A of Dividend Capital Trust Inc. dated July 7, 2006.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

August 23, 2006